Exhibit 10.8
SUPPORTIVE SERVICES AGREEMENT
          This Supportive Services Agreement (the “Agreement”) is entered into as of July 18th and effective as of July 1, 2005 (the “Effective Date”) by and between Micrus Endovascular Corporation (“Micrus US”), a Delaware corporation whose principal office is at 610 Palomar Avenue, Sunnyvale, California 94085, and Micrus Endovascular SA (“Micrus International”), a corporation organized under the laws of Switzerland whose principal office is at En Chamard, 1442 Montagny-Pres-Yverdon, Switzerland (each a “Party” and collectively, the “Parties”).
RECITALS
          WHEREAS, each Party hereto requires certain supportive services to be performed on its behalf for the ordinary conduct of its business; and
          WHEREAS, the Parties hereto wish to provide for the terms and conditions under which they may provide services to each other.
          NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, Micrus US and Micrus International intending to be legally bound, covenant and agree as follows:
1.	DUTIES OF EACH COMPANY
1.1	Services. Subject to the terms and conditions herein, each Party hereto agrees from time to time to perform certain supportive services functions that the other Party requires for the ordinary conduct of its business, but is not in a position to perform for itself (the “Services”). As requested by a Party, the other Party hereto shall provide such requesting Party with supportive services to include, without limitation, logistical support, financial oversight, accounting assistance, personnel services, and such other general and administrative services as required. A Party performing services hereunder shall be entitled to receive a service fee in accordance with the terms of this Agreement. No Party shall have the authority to make any commitments whatsoever on behalf of the other Party, as agent or otherwise, nor to bind the other Party in any respect by virtue of this Agreement. Without limiting the foregoing, no Party shall have the authority to enter into contracts with customers or suppliers on behalf of the other Party by virtue of this Agreement.
1.2	Activities Not Covered. The Parties hereto agree that this Agreement does not apply to (a) any stewardship or control services which are based on a shareholder-corporation relationship among affiliated companies, (b) activities described in the Agreement for Sharing Development Costs as

Development Costs, (c) Contract Manufacturing Services or Procurement Services described in the Contract Manufacturing Services Agreement dated the same date as this Agreement, or (d) services that are duplicative of services which another Party is performing for itself.
1.3	Independent Contractors. The relationships established by this Agreement are those of independent contractors, and nothing contained in this Agreement shall be construed to (a) give any Party hereto the power to direct and control the day-to-day activities of the other Party; (b) constitute the Parties as partners, joint venturers, principal and agent, employer and employee, co-owners, or otherwise as participants in a joint undertaking; or (c) allow any Party to create or assume any obligation on behalf of another Party for any purpose whatsoever. Each Party shall be solely responsible for, and shall indemnify and hold the other Party free and harmless from, any and all claims, damages or lawsuits (including attorneys’ fees) arising out of its acts or the acts of its employees or its agents.

2.	PAYMENT TERMS

2.1	Compensation. Each Party’s compensation for performing the Services shall be the service fee computed in accordance with this Section (the “Service Fee”).

2.2	The Service Fee. Each Party receiving Services hereunder shall reimburse the Party rendering such Services for all necessary and reasonable direct and indirect costs which it incurs in the performance of the Services including, without limitation, the appropriate portion of its occupancy costs, employee salaries, overhead, insurance, depreciation, fees and charges, travel expenses, and professional fees, plus a reasonable mark-up of such costs, if any, determined in a manner consistent with arm’s length principles, which shall be subsequently revised in accordance with market conditions as agreed to between the Parties . These costs shall include value-added and other indirect taxes levied on a Party, and shall be calculated in accordance with the U.S. generally accepted accounting principles (“GAAP”), as applied by Micrus US for financial reporting purposes. However, these costs shall not include interest expense, taxes based on net income, or non-operating expenses. Further, amounts that represent pass through costs from third parties are not subject to the above stated uplift and shall be reimbursed at cost if the Parties so agree.

2.3	Manner of Payment. Payment of the Service Fee shall be made directly to the Party entitled to receive payment or to such bank as is designated by the Party that rendered the Services, and shall be made in strict compliance with all applicable governmental regulations and rulings, including the withholding of any taxes required by law.

2.4	Time of Payment. A Party performing Services hereunder shall submit to the other Party for which Services were performed monthly estimates of the Service Fee due and payable under the terms of this Agreement. Each Party providing such an estimate shall prepare it after the end of each month. Any estimated Service Fee shall be due and payable ten (10) days after the end of each month during the term of this Agreement in which Services are performed. To the extent not otherwise prohibited under applicable local law, amounts owed pursuant to this Section 2 may be offset or netted against other indebtedness among the Parties. To the extent desired by the Parties, payments due hereunder may be made in a timely manner so as to avoid the imputation of interest under applicable tax laws. Estimated payments made pursuant to this Section 2.4 shall be an advance payment of the amount ultimately determined to be payable under this Agreement for a fiscal quarter.

2.5	Quarterly Reports and Payments. After the close of the first fiscal quarter following the Effective Date and continuing throughout the term of this Agreement (including any renewal term), a Party performing Services hereunder shall, within thirty (30) days after the end of each of its fiscal quarters, submit to each other Party for which Services were performed a report certified by a responsible officer showing the Service Fee due and payable by such other Party for such fiscal quarter under the terms of this Agreement and including the specific data used to calculate such Service Fee. Each Party will maintain adequate books and records and other support for the costs incurred in the performance of its duties hereunder. Each Party to which a quarterly report is required to be submitted shall have the right to inspect the books and records of the Party required to submit such report for purpose of verifying the accuracy of the Service Fee, which right of inspection may be exercised through duly appointed agents on reasonable advance notice during ordinary business hours. To the extent that the estimated monthly payments made by one Party to another Party under Section 2.4 hereof are more or less that the Service Fee shown to be due and payable in the applicable quarterly report, the difference shall be paid to the Party to whom it is owed within ten (10) days.

3.	LIMITATION OF LIABILITY.
          IN NO EVENT WILL MICRUS US, OR ITS DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES, HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, OR LOSS OF USE, EVEN IF MICRUS US HAS BEEN ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES.
4.	CONFIDENTIAL INFORMATION

4.1	Obligations. The Parties acknowledge that, from time to time, one Party (the “Disclosing Party”) may disclose to the other Party (the “Receiving Party”) information which is marked as

“proprietary” or “confidential” or which would, under the circumstances, be understood by a reasonable person to be proprietary and nonpublic (“Confidential Information”). The Receiving Party shall retain such Confidential Information in confidence and shall not disclose it to any third party without the Disclosing Party’s written consent. Each Party shall use at least the same procedures and degree of care which it uses to protect its own Confidential Information of like importance, and in no event less than reasonable care.

4.2	Exceptions. Notwithstanding the foregoing, Confidential Information will not include information to the extent that such information:
a.	was already known by the Receiving Party without an obligation of confidentiality at the time of disclosure hereunder;

b.	was generally available to the public at the time of its disclosure to the Receiving Party hereunder;

c.	became generally available to the public after its disclosure other than through an act or omission of the Receiving Party in breach of this Agreement;

d.	was subsequently lawfully and independently disclosed to the Receiving Party by a person other than the Disclosing Party;

e.	was independently developed by the Receiving Party; or is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided, however, that the Receiving Party shall provide prompt notice thereof to enable the Disclosing Party to seek a protective order or otherwise prevent such disclosure.
5.	TERM AND TERMINATION

5.1	Term of the Agreement. The initial term of this Agreement shall be for one (1) year from the Effective Date. Following the initial term, this Agreement shall continue in force until such time that either Party gives written notice to the other to terminate this Agreement. Such notice shall be no less then sixty (60) days prior to proposed termination date.

5.2	Immediate Termination Upon Notice for Change in Control or Substantial Encumbrance. In the event that the direct or indirect ownership of Micrus International undergoes a change in control so that Micrus International and Micrus US cease to be commonly controlled, or in the event that a substantial portion of Micrus International’s assets or the conduct of Micrus International’s business shall be substantially encumbered by extraordinary governmental action or by operation of law, including bankruptcy or similar proceedings, Micrus US may, at its option, terminate this

Agreement effective immediately upon written notice given to Micrus International. For purposes of this paragraph, notice shall be effective when sent.

5.3	Termination After Failure to Cure for Failure of Performance. If any Party shall fail to perform any of its covenants contained in this Agreement or in the License Agreement, Agreement for Sharing Development Costs, and Contract Manufacturing Services Agreement between the Parties with the same effective date, and shall fail to cure such default within sixty (60) days after receipt of a notice from the other Party, the Party giving notice shall have the right to terminate this Agreement immediately by giving written notice to the other Party.

5.4	Survival. The terms and conditions of Articles 3, 4, 5 and 6 shall survive termination or expiration of this Agreement. In addition, the termination or expiration of this Agreement shall not relieve either Party of any liability under this Agreement that accrued prior to such termination or expiration.

6.	MISCELLANEOUS

6.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, without giving effect to conflict of laws principles. The Parties hereby expressly consent to the personal jurisdiction and venue of the courts of California.

6.2	Waiver. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action.

6.3	Amendments. This Agreement may not be altered or amended except by a written agreement signed by both Parties.

6.4	Successors and Assignees. This Agreement shall be binding upon and inure to the benefit of any entity that is the successor to substantially all of the assets and businesses of either Party. Neither Party may otherwise assign this Agreement without the other Party’s written authorization.

6.5	Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

6.6	Entire Agreement. This Agreement (including the Exhibit and any addenda hereto signed by both Parties) and the other documents referred to herein, contain the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect to the subject matter.

6.7	Relationship Between Parties. The Parties shall at all times and for all purposes be deemed to be independent contractors and neither Party, nor either Party’s employees, representatives, subcontractors or agents, shall have the right or power to bind the other Party. This Agreement by itself, or in conjunction with other agreements with the same Effective Date, shall not create or be deemed to create a joint venture, partnership or similar association between the Parties or either Party’s employees, subcontractors or agents.

6.8	Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and both of which together constitute one agreement. The signatures of both Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person..

6.9	Notices. Any notices required or permitted hereunder shall be given in writing either (a) through personal delivery by courier with tracking capabilities or otherwise, (b) by telecopy or other electronic medium, or (c) by deposit in the mail. Any notice given using means described in (a) or (c) of the preceding sentence shall be sent to the other Party at the address set forth in the first paragraph of this Agreement or to such other address as the Party has designated by notice given pursuant to this Agreement. All notices shall be deemed given or made (x) on the date delivered if delivered personally, by courier or otherwise, (y) on the date initially received, if delivered by telecopy or other electronic medium, or (z) on the third business day after it is mailed.
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          By their signatures, the authorized representatives of the Parties acknowledge the Parties’ acceptance of this Agreement:

Micrus Endovascular Corporation

By:	/s/ John Kilcoyne

Printed Name: John Kilcoyne

Title: President and Chief Executive Officer

Micrus Endovascular SA

By:	/s/ Beat Merz

Printed Name: Beat Merz

Title: President and Administrator

By:	/s/ Francois Requin

Printed Name: Francois Requin

Title: Administrator